Term sheet No. 1126B
To underlying supplement No.1 dated September 29, 2009,
product supplement B dated September 29, 2009,
prospectus supplement dated September 29, 2009
and prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated March 1, 2011; Rule 433
Deutsche Bank AG, London Branch
$ Contingent Fixed Payment Securities Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due September 4*, 2012
General
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The securities are designed for investors who seek a return linked to the performance of the iShares® Dow Jones U.S. Real Estate Index Fund (the “Fund”). If the Final Price is equal to or greater than the Initial Price, investors will be entitled to receive at maturity the Face Amount of the securities plus a fixed payment of $207.00 per $1,000 Face Amount of securities. The securities do not pay coupons or dividends and investors should be willing to lose some or all of their investment if the Final Price is less than the Initial Price by an amount greater than the Buffer Amount. Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch due September 4*, 2012.
•	Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities are expected to price on or about March 1*, 2011 (the “Trade Date”) and are expected to settle on or about March 4*, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Fund:	iShares® Dow Jones U.S. Real Estate Index Fund (Ticker: IYR)
Issue Price:	100% of the Face Amount
Payment at Maturity:
If the Final Price is equal to or greater than the Initial Price, you will be entitled to receive a cash payment per $1,000 Face Amount of securities equal to the Face Amount plus the Face Amount multiplied by the Fixed Payment Percentage.

The maximum Payment at Maturity will equal $1,207.00 per $1,000 Face Amount of securities, regardless of whether the Final Price has increased from the Initial Price by more than the Fixed Payment Percentage.

Your investment is protected against a decline of up to 10.00% from the Initial Price to the Final Price.  If the Final Price is less than the Initial Price by not more than the Buffer Amount of 10.00%, you will be entitled to receive a cash Payment at Maturity equal to $1,000 per $1,000 Face Amount of securities.

If the Final Price is less than the Initial Price by more than the Buffer Amount of 10.00%, you will lose 1.1111% of the Face Amount of your securities for every 1.00% that the Final Price is less than the Initial Price by more than 10.00%, and you will be entitled to receive a cash payment per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x (Fund Return + 10.00%) x 1.1111]

You will lose some or all of your investment at maturity if the Final Price is less than the Initial Price by more than 10.00%. Any Payment at Maturity is subject to the credit of the Issuer.

Fund Return:	The performance of the Fund from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price
Buffer Amount:	10.00%
Fixed Payment Percentage:	20.70%
Downside Factor	1.1111
Closing Price:	The closing price of one share of the Fund on the relevant date of calculation, multiplied by the then current Share Adjustment Factor applicable to the Fund
Initial Price:	The Closing Price of the Fund the Trade Date
Final Price:	The Closing Price of the Fund on the Final Valuation Date
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement.
Trade Date:	March 1*, 2011
Final Valuation Date:	August 29*, 2012, subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
Maturity Date:	September 4*, 2012, subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	2515A1 4W 8
ISIN:	US2515A14W83
* Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$5.00	$995.00
Total	$	$	$
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.  The securities will be sold with underwriting discounts and commissions in an amount not to exceed $5.00 per $1,000.00 securities.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Deutsche Bank Securities

March 1, 2011

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with underlying supplement No. 1 dated September 29, 2009, product supplement B dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement B dated September 29, 2009:
http://sec.gov/Archives/edgar/data/1159508/000119312509200252/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity Assuming a Range of Performance for the Fund?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of securities for a hypothetical range of performance for the Index from -100.00% to +100.00% and assumes an Initial Price of 59.00, a Buffer Amount of 10.00% and a Fixed Payment Percentage of 20.70%. The actual Initial Price will be determined on the Trade Date. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Final Price	Hypothetical Fund Return	Hypothetical Return	Payment at Maturity
118.00	100.00%	20.70%	$1,207.00
112.10	90.00%	20.70%	$1,207.00
106.20	80.00%	20.70%	$1,207.00
100.30	70.00%	20.70%	$1,207.00
94.40	60.00%	20.70%	$1,207.00
88.50	50.00%	20.70%	$1,207.00
82.60	40.00%	20.70%	$1,207.00
76.70	30.00%	20.70%	$1,207.00
71.21	20.70%	20.70%	$1,207.00
70.80	20.00%	20.70%	$1,207.00
64.90	10.00%	20.70%	$1,207.00
61.95	5.00%	20.70%	$1,207.00
59.00	0.00%	20.70%	$1,207.00
57.52	-2.50%	0.00%	$1,000.00
56.05	-5.00%	0.00%	$1,000.00
53.10	-10.00%	0.00%	$1,000.00
47.20	-20.00%	-11.11%	$888.89
41.30	-30.00%	-22.22%	$777.78
35.40	-40.00%	-33.33%	$666.67
29.50	-50.00%	-44.44%	$555.56
23.60	-60.00%	-55.56%	$444.44
17.70	-70.00%	-66.67%	$333.33
11.80	-80.00%	-77.78%	$222.22
5.90	-90.00%	-88.89%	$111.11
0.00	-100.00%	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The price of the Fund increases from the Initial Price of 59.00 to a Final Price of 61.95. Because the Fund Return is 5.00%, the investor will receive $1,207.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + $207.00 = $1,207.00

Example 2: The price of the Fund increases from the Initial Price of 59.00 to a Final Price of 88.50. Because the Fund Return is 50.00%, the investor will receive $1,207.00 per $1,000 Face Amount of securities, even though the Final Price has increased beyond the Fixed Payment Percentage, calculated as follows:

$1,000.00 + $207.00 = $1,207.00

Example 3: The Final Price is equal to the Initial Price of 59.00. Because the Fund Return is 0.00%, the investor will receive $1,207.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + $207.00 = $1,207.00

Example 4: The price of the Fund decreases from the Initial Price of 59.00 to a Final Price of 53.10. Because the Final Price of 53.10 is less than the Initial Price of 59.00 by not more than the Buffer Amount of 10.00%, the investor will receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 5: The price of the Fund decreases from the Initial Price of 59.00 to a Final Price of 35.40. Because the Final Price of 35.40 is less than the Initial Price of 59.00 by more than the Buffer Amount of 10.00%, the investor will receive a Payment at Maturity of $666.67 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x (-40.00% + 10.00%) x 1.1111] = $666.67

Selected Purchase Considerations

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APPRECIATION POTENTIAL IS FIXED AND LIMITED — If the Final Price is equal to or greater than the Initial Price, your appreciation potential will be limited to the Fixed Payment Percentage of 20.70%, resulting in a maximum Payment at Maturity of $1,207.00 per $1,000 Face Amount of securities. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — Your investment in the securities is protected against a negative Fund Return of up to the Buffer Amount of 10.00%. If the Final Price is less than the Initial Price by more than 10.00%, you will lose an amount equal to 1.1111% of your investment for each 1.00% that the Final Price is less than the Initial Price by more than the Buffer Amount of 10.00%.  You could lose up to your entire investment in the securities.

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RETURN LINKED TO THE PERFORMANCE OF THE ISHARES® DOW JONES U.S. REAL ESTATE INDEX FUND — The return on the securities, which may be positive or negative, is linked to the performance of the iShares® Dow Jones U.S. Real Estate Index Fund.

iShares® Dow Jones U.S. Real Estate Index Fund

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The Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the real estate sector of the U.S. equity market as measured by the Dow Jones U.S. Real Estate Index (the “Index”). The Index consists of Real Estate Investment Trusts (“REITs”) and other companies that invest directly or indirectly in real estate through development, management or ownership, including property agencies. The Index is calculated, published and disseminated daily by Dow Jones & Company (“Dow Jones”), and measures the performance of the real estate industry of the U.S. equity market, including real estate holding and developing and REITS. This section is a summary only of the iShares® Dow Jones U.S. Real Estate Index Fund. For more information on the iShares® Dow Jones U.S. Real Estate Index Fund, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Exchange Traded Funds – The iShares Exchange Traded Funds – iShares® Dow Jones U.S. Real Estate Index Fund” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange, and (ii) your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. Individuals who purchase the securities should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Fund or in any of the components underlying the Fund. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not pay coupons or dividends and do not guarantee any return of your investment.  The return on the securities at maturity is linked to the performance of the Fund and will depend on whether, and the extent to which, the Fund Return is positive or negative.  Your investment will be exposed on a leveraged basis of 1.1111% for each 1.00% that the Final Price is less than the Initial Price in excess of the 10.00% Buffer Amount. Accordingly, you will lose some or all of your initial investment if the Final Price is less than the Initial Price by an amount greater than the Buffer Amount.

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YOUR MAXIMUM GAIN ON THE SECURITIES IS LIMITED TO THE FIXED PAYMENT PERCENTAGE — If the Final Price is equal to or greater than the Initial Price, for each $1,000 Face Amount of securities, you will receive at maturity $1,000 plus the product of $1,000 and the Fixed Payment Percentage of 20.70%, regardless of the appreciation in the Fund, which may be significant. Accordingly, the maximum Payment at Maturity will be $1,207.00 for every $1,000 Face Amount of securities. You will receive a return reflecting the Fixed Payment Percentage only if the Final Price is equal to or greater than the Initial Price. If the Final Price is less than the Initial Price by not more than the Buffer Amount, you will receive the return of your initial investment at maturity.  If the Final Price is less than the Initial Price by more than the Buffer Amount, your Payment at Maturity will be less than $1,000 per $1,000 Face Amount of securities, and you will lose some or all of your initial investment.

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CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Fund and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Fund. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

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RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN A SINGLE INDUSTRY – The component securities included in the Fund and that are generally tracked by the Index are the component securities of companies in the real estate industry. The real estate industry is cyclical and has from time to time experienced significant difficulties. The prices of the component securities held by the Fund will be affected by a number of factors that may either offset or magnify each other, including:

•	employment levels and job growth;

•	the availability of financing for real estate;

•	interest rates;

•	consumer confidence;

•	the availability of suitable undeveloped land;

•	federal, state and local laws and regulations concerning the development of land, construction, home and commercial real estate sales, financing and environmental protection; and

•	competition among companies which engage in the real estate business.

The difficulties described above could cause or prolong a downturn in the real estate industry generally or regionally and could cause the value of the equity securities held by the Fund to decline flat during the term of the Securities.

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RISKS ASSOCIATED WITH REAL ESTATE INVESTMENT TRUSTS WILL AFFECT THE VALUE OF THE SECURITIES – The Fund is composed of a variety of real estate related securities including REITs. REITs invest primarily in income producing real estate or real estate related loans or interests. Investments in REITs, though not direct investments in real estate, are still subject to the risks associated with investing in real estate. The following are some of the conditions that might impact the structure of and cash flow generated by REITs and, consequently, the value of REITs and, in turn, the Index and the Fund:

•	a decline in the value of real estate properties;

•	extended vacancies of properties;

•	increases in property and operating taxes;

•	increased competition or overbuilding;

•	a lack of available mortgage funds or other limits on accessing capital;

•	tenant bankruptcies and other credit problems;

•	limitation on rents, including decreases in market rates for rents;

•	changes in zoning laws and governmental regulations;

•	costs resulting from the clean-up of, and legal liability to third parties for damages resulting from environmental problems;

•	investments in developments that are not completed or that are subject to delays in completion;

•	risks associated with borrowing;

•	changes in interest rates;

•	casualty and condemnation losses; and

•	uninsured damages from floods, earthquakes or other natural disasters.

The factors above may either offset or magnify each other. To the extent that any of these conditions occurs, they may negatively impact a REIT’s cash flow and cause a decline in the share price of a REIT, and, consequently, the Index and Fund. In addition, some REITs have relatively small market capitalizations, which can increase the volatility of the market price of securities issued by those REITs. Furthermore, REITs are dependent upon specialized management skills, have limited diversification and are, as a result, subject to risks inherent in operating and financing a limited number of projects. To the extent that such risks increase the volatility of the market price of securities issued by REITs, they may also, consequently, increase the volatility of the Index and Fund.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the Issue Price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. Therefore, the value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED, AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE FUND TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Fund to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG is the Issuer and the calculation agent for the securities. We, as calculation agent for the securities, will maintain some discretion in making decisions relating to the securities, including whether there has been a market disruption event. In the event of any such market disruption event, we may use an alternate method to calculate the Closing Price of the Fund, including the Initial Price and Final Price. While Deutsche Bank AG will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, there can be no assurance that any determinations made by Deutsche Bank AG in these capacities will not affect the value of the securities. Because determinations made by Deutsche Bank AG as the calculation agent for the securities, may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG and you, as a holder of the securities.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the price of the Fund on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Fund;

•	the time remaining to maturity of the securities;

•	the market price and dividend rate on the component stocks underlying the Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Index and any changes to the component stocks underlying it;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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ADJUSTMENTS TO THE FUND OR TO THE INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Blackrock Fund Advisors (“BFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate Index (the “Index”). The Index is calculated, maintained and published by Dow Jones. The Index is a subset of Dow Jones U.S. Financial Services Index, which in turn is a subset of the Dow Jones U.S. Index. To be included in the Index, the issuer of the component securities must be classified in the real estate sector as maintained by the Industry Classification Benchmark (“ICB”). The ICB is a joint classification system launched by FTSE Group and Dow Jones Indexes. Dow Jones can add, delete or substitute the securities composing the Index, which could change the value of the Index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the component securities composing the Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Fund, which could cause the price of Fund shares to close below the Buffer Amount, in which case for every 1.00% decline beyond the Buffer Amount, you will lose an amount equal to 1.00% of the Face Amount of the securities.

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THE FUND AND THE INDEX ARE DIFFERENT — The shares of the Fund are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, and the market value of one share of the Fund may differ from the net asset value per share of the Fund. In addition, the Fund will reflect transaction costs and fees that are not included in the calculation of the Index. Because of the imperfect correlation between the performance of the Fund and the performance of the Index, the return on the securities will not be the same as an investment directly in the Fund or in the Index or in the equity securities included in the Index, and will not be the same as a debt security with a Payment at Maturity linked to the performance of the Index.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND — We are not affiliated with the Fund or the issuers of the component securities held by the Fund or underlying the Index replicated by the Fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Fund or underlying the Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Fund or the component stocks underlying the Index or any of the issuers of the component securities held by the Fund or underlying the Index. You, as an investor in the securities, should make your own investigation into the component securities held by the Fund or underlying the Index and the issuers of the component securities held by the Fund or underlying the Index. Neither the Fund nor any of the issuers of the component securities held by the Fund or underlying the Index is involved in this offering of your securities in any way and none of them has any obligation of any sort with respect to your securities. Neither the Fund nor any of the issuers of the component securities held by the Fund or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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PAST PERFORMANCE OF THE FUND, THE INDEX OR OF THE COMPONENT SECURITIES HELD BY THE FUND IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Fund, the Index or of the component securities held by the Fund over the life of the securities may bear little relation to the historical prices of the Fund, the Index or the component securities held by the Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Fund, the Index or the component securities held by the Fund.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The securities may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Fund;

•	You are willing to invest in the securities based on the Buffer Amount and Fixed Payment Percentage;

•	You are willing to lose some or all of your initial investment if the Final Price is less than the Initial Price by an amount greater than the 10.00% Buffer Amount;

•	You are willing and able to hold the securities to maturity;

•	You are willing to accept our credit risk; and

•	You do not seek current income from this investment.

The securities may not be suitable for you if:

•	You do not seek an investment with exposure to the Fund;

•	You are unwilling or unable to hold the securities to maturity;

•	You seek an investment that is protected against the loss of your initial investment;

•	You are not willing to be exposed to our credit risk;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

Historical Information

The following graph sets forth the historical performance of the Fund based on the daily Fund closing prices from February 25, 2005 through February 25, 2011.  The closing price of the iShares® Dow Jones U.S. Real Estate Index Fund on February 25, 2011 was 59.33.  We obtained the Fund closing prices below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the Final Price of the Fund. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. DBSI may pay custodial fees to other broker-dealers of up to .50% or $5.00 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.